For period ending September 30, 1995                                Exhibit 77C
File Number 811-3667


            PaineWebber/Kidder, Peabody Tax Exempt Money Fund, Inc.

Shareholder Information

     A special meeting of shareholders of PaineWebber/Kidder, Peabody Tax Exempt Money Fund, Inc. ("Fund") was held on April 13, 1995. At the meeting David J. Beaubien, William W. Hewitt, Jr., Thomas R. Jordan, Frank P.L. Minard and Carl
W. Schafer were elected as trustees to serve without limit in time, subject to resignation, retirement or removal. The selection of Deloitte & Touche LLP as the Fund's independent accountants was ratified.

The votes were as follows:

                               Shares Voted For   Shares Withhold Authority
                               ----------------   -------------------------
David J. Beaubien                 261,499,722          16,339,456
William W. Hewitt, Jr.            261,499,722          16,339,456
Thomas R. Jordan                  261,499,722          16,339,456
Frank P.L. Minard                 261,499,722          16,339,456
Carl W. Schafer                   261,499,722          16,339,456


                                                                       Shares
                                           Shares       Shares        Withhold
                                         Voted For    Voted Against   Authority
                                       -----------    -------------   ----------

Ratification of the selection
of Deloitte & Touche LLP               261,269,528      2,579,684     13,989,966



In addition the following agreements were approved for the Fund:

     1) An interim investment advisory agreement between the Fund and Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") containing substantially the same terms, conditions and fees as the previous investment advisory agreement with Kidder Peabody Asset Management, Inc. ("KPAM").

The votes were as follows:

       Shares                   Shares                       Shares
      Voted For             Voted Against             Withhold Authority
     ------------           -------------             ------------------
     260,544,364               4,170,364                   13,124,449



     2) A new investment advisory and administration agreement between the Fund and PaineWebber Incorporated ("PaineWebber") containing the same fees and substantively similar material terms and conditions as the previous investment advisory agreement with KPAM to commence on the termination of the interim agreement.

The votes were as follows:

            Shares                   Shares                Shares
           Voted For             Voted Against      Withhold Authority
          ------------           -------------      ------------------
           261,345,394             4,001,701            12,492,083


     3) A new sub-advisory and sub-administration agreement between PaineWebber and Mitchell Hutchins to commence on the termination of the interim agreement for the Fund.

The votes were as follows:

            Shares                   Shares                Shares
           Voted For             Voted Against      Withhold Authority
          ------------           -------------      ------------------

          259,979,125              4,411,525            13,448,528



     Broker non-votes and abstentions are included within the "Shares Withhold Authority" totals.